Exhibit 99.1

Aastrom Announces Appointments of Dr. Ross Tubo as Chief Scientific Officer and Dr. David Recker as Chief Medical Officer

Globally recognized industry veterans bring extensive R&D and product development experience in regenerative medicine and multiple therapeutic areas

ANN ARBOR, Mich., April 1, 2014 — Aastrom Biosciences, Inc. (Nasdaq: ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe, chronic cardiovascular diseases, today announced the appointments of Ross Tubo, PhD, as chief scientific officer and David Recker, MD, FACR, FACP, as chief medical officer of Aastrom.

Dr. Tubo was formerly vice president of stem cell and chemokine biology at Genzyme, where he directed the research and development programs for two of the first FDA-approved autologous cellular therapies.  He also led an interdisciplinary research program to study the cellular and molecular biology of mesenchymal stem cells and their reparative properties in a range of areas, including oncology, inflammation and autoimmune disease.  Additionally, as founder of Research Translation, LLC, Dr. Tubo provided senior level consulting services to several leading companies developing cell therapies and regenerative medicines. He received his doctorate and master’s degree from the State University of New York at Buffalo and completed a postdoctoral fellowship at Harvard Medical School.

Dr. Recker joins Aastrom with more than 20 years of experience in drug development. He most recently served as a senior vice president of clinical sciences at Takeda Global Research and Development, where he led a multi-regional clinical organization responsible for designing and implementing global clinical development strategies for a variety of products in a range of therapeutic areas. Dr. Recker has played a lead role in multiple successful global regulatory filings. He holds an MD with distinction from the University of Michigan, where he was chief resident in internal medicine. He completed his fellowship at the National Institutes of Health.

“The addition of Dr. Tubo and Dr. Recker significantly advances our goal of building the foremost research and development leadership team in the cell therapy and regenerative medicine field,” said Nick Colangelo, president and chief executive officer of Aastrom.  “Ross is a recognized pioneer in the development and registration of cell therapies and has deep expertise in the biology of mesenchymal stem cell therapies and their potential therapeutic applications. Dave is a highly accomplished industry veteran who has successfully managed a wide range of global clinical development programs and multiple successful regulatory filings. Together they will play a key role in advancing our current clinical development programs, identifying new indications for ixmyelocel-T and pursuing promising new business opportunities for Aastrom in the years ahead.”

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases. The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced ixmyelocel-T into late-stage clinical development, including the Phase 2b ixCELL-DCM clinical trial in patients with advanced heart failure due to ischemic dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.

The Aastrom Biosciences, Inc. logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=3663

Media contact:

Andrea Coan

Berry & Company

acoan@berrypr.com

(212) 253-8881

Investor contact:

Chad Rubin

The Trout Group

crubin@troutgroup.com

(646) 378-2947

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with the closing of the offering described herein, Aastrom’s intended use of proceeds in connection with the offering, clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses.  These and other significant factors are discussed in greater detail in Aastrom’s Registration Statement on Form S-1 described above, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.